UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2017

INNOCOLL HOLDINGS
PUBLIC LIMITED COMPANY
(Exact name of registrant as specified in its charter)

Ireland	001-37720	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Innocoll Holdings plc
Unit 9, Block D
Monksland Business Park
Monksland, Athlone
Ireland
(Address of principal executive offices)

+353 (0) 90 648 6834
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Separation Agreement

On May 2, 2017, the Company entered into a Confidential Separation Agreement and General Release (the “Separation Agreement”) with Jose Carmona, its current Chief Financial Officer, providing for the voluntary termination of  the employment relationship between the Company and Mr. Carmona.  The terms of the Separation Agreement were mutually negotiated by the Company and Mr. Carmona after the Company issued the Rule 2.5 Announcement. Mr. Carmona has agreed to provide assistance, on an as needed basis, to the Company in connection with the consummation of the Acquisition.

Pursuant to the Separation Agreement, in exchange for Mr. Carmona’s efforts in connection with the Rule 2.5 Announcement and his commitment to provide assistance to the Company in connection with the Acquisition, Mr. Carmona will be eligible to receive a deal bonus in the aggregate amount of $284,200 if (i) the Company completes the Acquisition (or an alternative change in control transaction) on or prior to October 31, 2017 (the “Deal Bonus”) and (ii) Mr. Carmona complies with his assistance covenants.  If earned, the Deal Bonus will be paid in a lump sum within fifteen days of the completion of the change in control transaction.  In addition, the Separation Agreement provides that the 233,000 restricted stock units previously granted to Mr. Carmona will remain outstanding after the separation date until October 31, 2017 and will be settled in accordance with the terms of the Acquisition.  All options to purchase ordinary shares of the Company held by Mr. Carmona will be surrendered.  Under the Separation Agreement, Mr. Carmona will release the Company from any and all claims relating to his employment or otherwise, with limited exceptions, including with respect to his indemnification by the Company.  The Separation Agreement also provides that Mr. Carmona will be subject to certain customary confidentiality and related covenants.

A copy of the Separation Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.  The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the attached Separation Agreement.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 1, 2017, Jose Carmona notified the Company that he will resign from his position as Chief Financial Officer of the Company.  Mr. Carmona’s resignation was not the result of any disagreements with the Company relating to the Company’s operations, policies or practices. Mr. Carmona was excited to help the Company negotiate the terms of the pending Acquisition with Gurnet Bidco and indicated that this was the right time for him to resign to pursue other opportunities.

On May 1, 2017, the Company appointed Pat Hutchison as interim Chief Financial Officer of the Company, effective immediately.  As interim Chief Financial Officer, Mr. Hutchison will also act as the Company’s principal accounting officer on an interim basis. There are no family relationships between Mr. Hutchison and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer.

Before joining the Company, Mr. Hutchison was with Tetralogic Pharmaceuticals where from April 5, 2016 through December 2, 2016, he was Chief Financial Officer and Treasurer.  Prior to that appointment, Mr. Hutchison served as Vice President, Finance for the company since February 2014.  In 2012 and 2013, Mr. Hutchison was Vice President-Corporate Controller and Chief Accounting Officer at Teleflex, Inc.  Earlier, he held the position of Vice President-Group Controller of Cephalon, Inc., formerly a U.S. biopharmaceutical company, for 11 years, until shortly after Cephalon’s acquisition by Teva Pharmaceutical Industries Ltd.  Mr. Hutchison was involved in almost all areas of finance at Cephalon during this period, including accounting, financial reporting, budgeting and forecasting, M&S, convertible debt and equity financings, product acquisitions, and collaborations.  He began his career on the audit staff of Deloitte in Philadelphia, PA.  Mr. Hutchison graduated from the University of Pennsylvania with a Bachelor of Science in Economics from the Wharton School and is an active Certified Public Accountant.
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Pursuant to the terms of his offer letter, while serving as the Company’s interim Chief Financial Officer, Mr. Hutchison will be paid $365,000 per year, pro-rated for any partial year.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Confidential Separation Agreement and General Release, dated May 2, 2017, by and between Innocoll Holdings plc and Jose Carmona

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 2, 2017	INNOCOLL HOLDINGS PLC

	By:	/s/ Anthony Zook
Name: Anthony Zook
Title: Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Confidential Separation Agreement and General Release, dated May 2, 2017, by and between Innocoll Holdings plc and Jose Carmona

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